Exhibit 10.41

NINTH AMENDMENT TO
PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

THIS NINTH AMENDMENT TO PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS (“Amendment”) is entered into at San Diego, California as of October 9, 2003, between H. G. FENTON COMPANY, a California corporation which acquired title as H. G. Fenton Material Company (“Seller”), and BIOSITE INCORPORATED, a Delaware corporation (“Buyer”), with reference to the following

R E C I T A L S:

A.                                   Seller and Buyer are the parties to a Purchase Agreement and Escrow Instructions dated as of December 7, 2001 and previously amended as of February 12, February 14, and June 10, 2002, and as of January 24, April 25, May 27, June 16 and September 15, 2003 (“Agreement”), relating to certain real property in the Carroll Canyon area of San Diego, California as depicted on Exhibit A to the Agreement (“Land”). Initially capitalized terms not otherwise defined in this Amendment have the same meanings as in the Agreement, as previously amended. Pursuant to the Agreement, the parties have established Escrow No. 51943-PM with Stewart Title of California, Inc. as Escrow Holder.

B.                                     Seller has been in discussions, but has not yet reached final agreement, with San Diego Gas & Electric Company (“SDG&E”) regarding the grant of utility easements to serve the Land and the other portions of the Business Park (“SDG&E Easements”). Seller considered the scope of the easements originally requested by SDG&E to be overly expansive, and has been seeking to ensure that the SDG&E Easements that are ultimately granted minimize any interference with or disruption to the future development and use of the Business Park. The parties acknowledge that after the conveyance of the Land to Buyer, Buyer will have to join in granting those SDG&E Easements that burden any portion of the Land. The parties wish to provide for mutual post-Closing cooperation regarding the SDG&E Easements.

THE PARTIES AGREE:

1.                                       SDG&E Easements. Following the Close of Escrow, Buyer and Seller shall cooperate with each other in connection with the SDG&E Easements. Without limiting the generality of the foregoing, each party agrees to take such acts as are reasonably necessary to reach final agreement with SDG&E regarding the scope of the SDG&E Easements, and thereafter to grant the SDG&E Easements as to the party’s property; provided, however, that neither party shall be required in the course of such cooperation (i) to incur any material expense, (ii) to engage in litigation, or (iii) to take any other action which would interfere with that party’s development plans for the Land (in the case of Buyer) or the balance of the Business Park (in the case of Seller).

2.                                       Other Matters of Agreement.

(a)                                  This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one instrument.

(b)                                 Except to the extent modified hereby, all provisions of the Agreement as previously amended shall remain in full force and effect.

Seller:		Buyer:

H. G. FENTON COMPANY, a California corporation		BIOSITE INCORPORATED, a Delaware corporation

By	/s/ Michael P. Neal	By	/s/ Christopher J. Twomey
Its	President and CEO	Its	V.P., Finance and CFO

By	/s/ Henry F. Hunte	By
Its	Chairman	Its